Exhibit 99.1

Montauk Renewables Announces Full Year 2025 Results

PITTSBURGH, PENNSYLVANIA – March 11, 2026—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery, and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the year ended December 31, 2025.

Full Year Highlights:

• Revenues of $176.4 million, flat year over year

• Net Income of $1.7 million, decreased 82.0% year over year

• Non-GAAP Adjusted EBITDA of $35.6 million, decreased 16.5% year over year

• RNG production of 5.6 million MMBtu, increased 1.0% year over year

• RINs sold of 44.1 million, increased 7.5 million or 20.5% year over year

We reported an increase in the total volume of RINs sold in 2025 of 20.5% when compared to 2024 and we reported an increase in RNG production in 2025 of 1.0% over 2024 when considering the 2024 fourth quarter sale of an RNG facility. These increases were offset by a 29.0% decrease in average RIN pricing in 2025 when compared to 2024. In connection to our joint venture, GreenWave Energy Partners, LLC, we began matching available RNG volumes to dispensing opportunities through GreenWave's transportation pathways. As a result, we have recorded investment income from the joint venture in 2025 of $1.5 million from the 706 thousand RINs separated by GreenWave distributed to us. In March 2026, we successfully negotiated a five-year gas rights extension at our Raeger facility.

In September 2025, a joint motion was filed with the North Carolina Utilities Commission ("NCUC") by various entities seeking to modify and delay certain aspects of the Clean Energy Portfolio Standards, specifically, the portfolio standards relating to swine RECs. In October 2025, we filed response comments to the joint motion with the NCUC requesting they grant modifications or delays only to individual power supplies that have demonstrated need, require power suppliers that have not achieved 100% compliance in 2025 to apply any cumulatively acquired swine RECs to the suppliers unsatisfied 2025 pro rata obligation, and modify the swine REC set-aside for 2026 and beyond to match the requirement originally set by North Carolina in 2018. In January 2026, the NCUC denied the request for waivers and determined that parties must use banked RECs to meet 2025 compliance targets with the ability to use solar RECs to fill any compliance shortage. The compliance obligations for those utilities filing the September 2025 joint motion continue to increase through 2029. We have begun to commission the facility and expect our production and revenue generation activities to commence in April 2026.

Full Year Financial Results

Total revenues in 2025 were $176.4 million, flat compared to $175.7 million in 2024. Our average realized RIN price in 2025 was $2.33 which decreased approximately 29.0% compared to $3.28 in 2024. Natural gas index pricing increased approximately 51.1% during 2025 compared to 2024. Operating and maintenance expenses for our RNG facilities were $59.1 million, an increase of $5.7 million (10.7%) compared to $53.4 million in 2024. The primary drivers of this increase were increased utility expense, preventative maintenance, wellfield operational enhancement programs, media change outs and disposal costs at our Apex, Atascocita, Rumpke, and Raeger facilities. We also reported within operating and maintenance expenses the costs related to the RINs distributed to us from GreenWave and the costs related to pathway dispensing associated with our dispensing RNG in exclusive unique and proprietary pathways. Our Renewable Electricity Generation operating and maintenance expenses in 2025 were $14.7 million, an increase of $2.0 million (15.3%) compared to $12.7 million in 2024, primarily driven by non-capitalizable expenses at our Montauk Ag Renewables project.. Total general and administrative expenses were $31.7 million in 2025, a decrease of $4.6 million (12.5%) compared to $36.3 million in 2024. The decrease was primarily related to elevated stock-based compensation expense in 2024 as a result of the accelerated vesting of a terminated employee’s restricted share awards. Operating income in 2025 was $0.9 million, a decrease of $15.2 million (94.7%) compared to $16.1 million in 2024. Net income in 2025 was $1.7 million, a decrease of $8.0 million (82.0%) compared to $9.7 million in 2024.

Full Year Operational Results

We produced approximately 5.6 million Metric Million British Thermal Units (“MMBtu”) of RNG in 2025, flat compared to 2024. We increased our production when considering our 2024 fourth quarter sale of our Southern facility which produced 85 thousand MMBtu in 2024. Our Rumpke facility produced 218 thousand MMBtu more in

2025 compared to 2024 as a result of increased volumes of feedstock gas. Our McCarty facility produced 76 thousand MMBtu less in 2025 compared to 2024 as a result of landfill host wellfield bifurcation and changes to the wellfield collection system. We produced approximately 177 thousand megawatt hours (“MWh”) in Renewable Electricity in 2025, a decrease of 9 thousand MWh compared to 186 thousand MWh produced in 2024. Our Security facility produced approximately 6 thousand MWh less in 2025 compared to 2024 as a result of us ceasing operations in connection with the sale of gas rights back to the landfill host.

2026 Full Year Outlook

• RNG revenues are expected to range between $175 and $190 million

• RNG production volumes are expected to range between 5.8 and 6.1 million MMBtu

• Renewable Electricity revenues are expected to range between $35 and $41 million

• Renewable Electricity production volumes are expected to range between 195 and 207 thousand MWh

Renewable Electricity revenues and production guidance increase is driven by the anticipated COD of our Montauk Ag Renewables project in North Carolina.

Conference Call Information

The Company will host a conference call today at 8:30 a.m. Eastern time to discuss results. The registration for the conference call will be available via the following link:

• https://register-conf.media-server.com/register/BI80f74912936e49b5ac81776a7659fcb5

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at https://edge.media-server.com/mmc/p/mr5qq9ie/ and on the Company’s website at https://ir.montaukrenewables.com after 11:30 a.m. Eastern time on the same day through March, 12, 2027.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has current operations at 13 operating projects and on going development projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina, South Carolina, and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Chief Legal Officer (CLO) & Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@gateway-grp.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. Forward-looking statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “strive,” “aim,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to our future results of operations, financial condition, expectations and plans, including those related to the Montauk Ag project in North Carolina, the GreenWave joint venture, the Bowerman RNG Facility, the delivery of biogenic carbon dioxide volumes to European Energy, the Emvolon collaboration and pilot project, the Rumpke RNG Relocation project, the Tulsa facility project, the resolution of gas collection issues at the McCarty facility, the delays and cancellations of landfill host wellfield expansion projects, the mitigation of wellfield extraction environmental factors at the Rumpke and Apex facilities, how we may monetize RNG production and weather-related anomalies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: our ability to develop and operate new renewable energy projects, including with livestock farms, and related challenges associated with new projects, such as achieving anticipated levels of energy output on a sustained basis, identifying suitable locations, obtaining and refinancing or otherwise repaying acquisition financing and unexpected delays in construction and development; reduction or elimination of government loans, subsidies and other economic incentives to the renewable energy market, as a result of the current presidential administration and otherwise; the inability to complete strategic development opportunities; widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, domestic protests and other forms of civil unrest, terrorist activities, international hostilities, government shutdowns, political elections, security breaches, cyberattacks or other extraordinary events that impact general economic conditions, financial markets and/or our business and operating results; taxes, tariffs, duties or other assessments on equipment necessary to generate or deliver renewable energy or continued inflation that raise our operating costs and increase the construction costs of our existing or new projects; rising interest rates increase the borrowing costs of indebtedness; the failure to attract and retain qualified personnel or a possible increased reliance on third-party contractors as a result, and the potential unenforceability of non-compete clauses with our employees; the length of development and optimization cycles for new projects, including the design and construction processes for our livestock farm and other renewable energy projects; dependence on third parties for the manufacture of products and services and our landfill operations; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; reliance on interconnections with and access to electric utility distribution and transmission facilities and gas transportation pipelines for our Renewable Natural Gas and Renewable Electricity Generation segments; our ability to renew pathway provider sharing arrangements at historical counterparty share percentages; our projects not producing expected levels of output; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology; concentration of revenues from a small number of customers and projects; our outstanding indebtedness, ability to refinance indebtedness at acceptable rates or at all and restrictions under existing and future indebtedness; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations; expected impacts of the Production Tax Credit and other tax credit benefits under the Inflation Reduction Act of 2022; decline in public acceptance and support of renewable energy development and projects; our expectations regarding Environmental Attribute volume requirements and prices and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (“JOBS Act”); our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs and the need to obtain and maintain regulatory permits, approvals, and consents; profitability of our planned livestock farm projects; sustained demand for renewable energy; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, extreme and changing weather patterns and conditions and natural disasters; failure of our information technology and data security systems; increased competition in our markets; ability to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K and our other filings with the SEC.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

MONTAUK RENEWABLES, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	as of December 31,
ASSETS	2025	2024
Current assets:
Cash and cash equivalents	$23,752	$45,621
Accounts and other receivables	9,167	8,172
Current restricted cash	8	8
Income tax receivable	702	41
Current portion of derivative instruments	220	471
Prepaid insurance and other current assets	3,306	2,911
Total current assets	$37,155	$57,224
Non-current restricted cash	$430	$375
Property, plant and equipment, net	341,395	252,288
Goodwill and intangible assets, net	19,605	18,113
Deferred tax assets	5,550	1,272
Non-current portion of derivative instruments	—	298
Operating lease right-of-use assets	9,082	7,064
Finance lease right-of-use assets	39	110
Equity method investment	3,824	—
Other assets	18,380	12,271
Total assets	$435,460	$349,015

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,638	$8,856
Accrued liabilities	11,735	10,069
Related party payable	—	625
Current portion of operating lease liability	3,287	2,049
Current portion of finance lease liability	32	76
Current portion of long-term debt	2,733	11,853
Total current liabilities	$33,425	$33,528
Long-term debt, less current portion	126,000	43,763
Non-current portion of operating lease liability	5,880	5,138
Non-current portion of finance lease liability	8	36
Asset retirement obligations	6,960	6,338
Other liabilities	39	2,795

Total liabilities	$172,312	$91,598

STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value, authorized 690,000,000 shares; 143,912,811 and 143,792,811 shares issued at December 31, 2025 and December 31, 2024, respectively; 143,244,544 and 142,711,797 shares outstanding at December 31, 2025 and December 31, 2024, respectively	1,431	1,426
Treasury stock, at cost, 2,521,886 and 2,308,524 shares December 31, 2025 and December 31, 2024, respectively	(21,681)	(21,262)
Additional paid-in capital	226,302	221,905
Retained earnings	57,096	55,348
Total stockholders' equity	263,148	257,417
Total liabilities and stockholders' equity	$435,460	$349,015

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	For The Year Ended December 31,
	2025	2024
Total operating revenues	$176,382	$175,736

Operating expenses:
Operating and maintenance expenses	77,646	66,663
General and administrative expenses	31,736	36,286
Royalties, transportation, gathering and production fuel	32,945	31,502
Depreciation, depletion and amortization	29,972	23,515
Impairment loss	3,231	1,586
Transaction costs	-	61
Total operating expenses	$175,530	$159,613
Operating income	$852	$16,123

Other expenses (income):
Interest expense	$4,816	$5,277
Income from equity investment	$(1,485)	—
Other expense (income)	8	(1,331)
Total other expenses	$3,339	$3,946
(Loss) income before income taxes	$(2,487)	$12,177

Income tax (benefit) expense	(4,235)	2,443
Net income	$1,748	$9,734

Income per share:
Basic	$0.01	$0.07
Diluted	$0.01	$0.07

Weighted-average common shares outstanding:
Basic	143,020,271	142,279,079
Diluted	143,076,091	142,397,493

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands):
	For The Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$1,748	$9,734
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	29,972	23,515
(Benefit) provision for deferred income taxes	(4,278)	804
Stock-based compensation	4,444	9,959
Derivative mark-to-market adjustments and settlements	549	486
Net loss on disposal of assets	36	—
(Decrease) increase in earn-out liability	594	(1,703)
Accretion of asset retirement obligations	485	445
Liabilities associated with properties sold	—	(225)
Amortization of debt issuance costs	391	360
Impairment loss	3,231	1,586
Non cash expense - RINs sold from equity method investment	1,661	—
Income from equity method investment	(1,485)	—
Cash provided (used) by changes in assets and labilities:
Accounts receivable	(995)	4,580
Royalty offset long term receivable	(4,595)	(3,089)
Income tax receivable	(661)	(354)
Critical spare inventory	(1,694)	472
Accounts payable and Accrued liabilities	735	(2,298)
Other	196	(477)
Net cash provided by operating activities	$30,334	$43,795
Cash flows from investing activities:
Capital expenditures	$(116,542)	$(62,323)
Asset acquisition	—	(820)
Capital contributions to equity method investments	(4,000)	—
Cash collateral deposits	55	(48)
Proceeds from sale of assets	—	1,000
Net cash used in investing activities	$(120,487)	$(62,191)
Cash flows from financing activities:
Repayments of long-term debt	$(12,000)	$(8,000)
Borrowings on revolver	105,000	—
Repayments on revolver	(20,000)	—
Contingent consideration payments	(4,176)	—
Common stock issuance	5	6
Treasury stock purchase	(419)	(1,780)
Related party receivable	—	—
Finance lease payments	(71)	(68)
Net cash provided (used) in financing activities	$68,339	$(9,842)
Net decrease in cash and cash equivalents and restricted cash	$(21,814)	$(28,238)
Cash and cash equivalents and restricted cash at beginning of period	$46,004	$74,242
Cash and cash equivalents and restricted cash at end of period	$24,190	$46,004

Reconciliation of cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$23,752	$45,621
Restricted cash and cash equivalents - current	8	8
Restricted cash and cash equivalents - non-current	430	375
	$24,190	$46,004

Supplemental cash flow information:
Cash paid for interest, net of $1,308 and $0 capitalized respectively	$4,058	$4,300
Cash paid for income taxes	783	1,993
Accrual for purchase of property, plant and equipment included in accounts payable and accrued liabilities	11,785	4,699
Non-cash purchase of Treasury stock	—	8,309
Non-cash RIN distribution from equity method investment	1,661	—

MONTAUK RENEWABLES, INC.
NON-GAAP FINANCIAL MEASURES

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net income which is the most directly comparable GAAP measure for the years ended December 31, 2025 and 2024, respectively:

	For The Year Ended December 31,
	2025	2024
Net income	$1,748	$9,734
Depreciation, depletion and amortization	29,972	23,515
Interest expense	4,816	5,277
Income tax (benefit) expense	(4,235)	2,443
Consolidated EBITDA	32,301	40,969

Impairment loss	3,231	1,586
Net loss on sale of assets	36	—
Transaction costs	—	61
Adjusted EBITDA	$35,568	$42,616